Exhibit 10.15

EXECUTION COPY

OPERATION AND MAINTENANCE AGREEMENT

BY AND BETWEEN

CHENIERE LNG O&M SERVICES, LLC (“OPERATOR”)

AND

CHENIERE CORPUS CHRISTI PIPELINE, L.P. (“OWNER”)

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND INTERPRETATION		1

1.1	Definitions	1
1.2	Rules of Construction	8

ARTICLE II. APPOINTMENT OF OPERATOR AND TERM		9

2.1	Appointment	9
2.2	Term	9

ARTICLE III. SCOPE OF SERVICES		9

3.1	Generally	9
3.2	Services	9
3.3	Operator to Act as Independent Contractor	9
3.4	Exclusions from Services	9
3.5	Cooperation and Coordination with EPC Contractor and Manager	10
3.6	Risk of Loss	10
3.7	Standard for Performance of Obligations	11
3.8	Government Approvals	11
3.9	Liens	11
3.10	Qualification to Operator’s Obligations	12

ARTICLE IV. RESPONSIBILITIES AND RIGHTS OF OWNER		13

4.1	Owner Responsibilities	13
4.2	Owner’s Retained Rights	13
4.3	Review and Approval	14
4.4	Government Approvals	14

ARTICLE V. O&M EMPLOYEES AND REPRESENTATIVES OF PARTIES		14

5.1	O&M Employees; Subcontractors	14
5.2	Employee Compliance with Regulations	14
5.3	Representative of Operator	14
5.4	Representative of Owner	14
5.5	Operator Employment of O&M Employees	15

ARTICLE VI. INFORMATION, REPORTS, AUDITS AND RECORDS		15

6.1	Information; Project Contracts	15
6.2	Reports and Written Notices	15
6.3	Notice of Certain Matters	16
6.4	Notice of Other Matters	16

6.5	Books and Records	16
6.6	Audits	17

ARTICLE VII. MAINTENANCE PROGRAM, OPERATING PLANS AND BUDGETS		17

7.1	Maintenance Program	17
7.2	Operating Plans and Budgets	17
7.3	Approval of Operating Plans, Budgets, and Maintenance Program	18
7.4	Changes in Plans or Budgets	18
7.5	Meetings; Modification of Operating Plan	19
7.6	Deviation	19

ARTICLE VIII. RESPONSIBILITY FOR COSTS AND EXPENSES		20

8.1	Owner and Operator Responsibility; Procurement of Materials and Services	20
8.2	Operating Expenses	20
8.3	Limitations	21
8.4	O&M Account	21
8.5	Funding of O&M Account	21
8.6	Billing Reports; Invoices	21
8.7	Budget Reconciliation	22
8.8	Taxes	22

ARTICLE IX. payment of operating expenses		22

ARTICLE X. FORCE MAJEURE		23

10.1	Nonperformance	23
10.2	Obligation to Diligently Cure Force Majeure	23
10.3	Effect of Continued Event of Force Majeure	23

ARTICLE XI. EVENTS OF DEFAULT AND REMEDIES		23

11.1	Operator Events of Default	23
11.2	Owner Events of Default	24
11.3	Remedies	24
11.4	Termination Procedure	24
11.5	Successor to Operator	25
11.6	Survival of Certain Provisions	25

ARTICLE XII. INDEMNIFICATION		26

12.1	Loss or Damage to the Facility	26
12.2	Operator Indemnity	26
12.3	Owner Indemnity	26
12.4	Other Indemnity Rules	27

ARTICLE XIII. LIMITATION OF LIABILITY		27

13.1	Limitation of Liability	27
13.2	CONSEQUENTIAL DAMAGES	27

ARTICLE XIV. INSURANCE		28

14.1	Owner’s Insurance	28
14.2	Operator’s Insurance	28
14.3	Other Requirements and Insurance Certificates	28
14.4	Budget	28
14.5	Disclosure of Claims	29

ARTICLE XV. ASSIGNMENT		29

ARTICLE XVI. CONFIDENTIALITY		29

16.1	Confidential Information	29
16.2	Permitted Disclosure	29
16.4	Public Announcements	30

ARTICLE XVII. EMERGENCIES		30

17.1	Emergencies	30
17.2	Notice; Further Action	30
17.3	Owner’s Notice	31

ARTICLE XVIII. DISPUTE RESOLUTION		31

18.1	Negotiation	31
18.2	Arbitration	31
18.3	Continuation of Work During Dispute	32

ARTICLE XIX. NOTICES		32

19.1	Notice	32
19.2	Effective Time of Notice	32

ARTICLE XX. REPRESENTATIONS AND WARRANTIES		32

20.1	Representations and Warranties by Each Party	32
20.2	Additional Representations and Warranties by Operator	33

ARTICLE XXI. MISCELLANEOUS		33

21.1	Severability	33
21.2	Entire Agreement	34
21.3	Amendment	34
21.4	Additional Documents and Actions	34

21.5	Schedules	34
21.6	Interest for Late Payment	34
21.7	Services Only Contract	34
21.8	Counterparts	34
21.9	Governing Law	34
21.10	Third Party Beneficiary	34
21.11	No Partnership	34

SCHEDULE 1 DESCRIPTION OF SERVICES		36

SCHEDULE 2 DESCRIPTION OF INSURANCE COVERAGE		37

OPERATION AND MAINTENANCE AGREEMENT

This OPERATION AND MAINTENANCE AGREEMENT (this “Agreement”), dated May 13, 2015, is between Cheniere Corpus Christi Pipeline, L.P., a Delaware limited partnership (“Owner”), and Cheniere LNG O&M Services, LLC, a Delaware limited liability company (“Operator”). Operator and Owner are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

Recitals:

A. Owner is undertaking to contract for the operation and maintenance of the Project (as hereinafter defined) located in San Patricio County, Texas.

B. Operator desires to provide operation and maintenance services to the Project on the terms and conditions set forth in this Agreement.

C. Owner desires to appoint Operator to operate and maintain the Project on the terms and conditions of this Agreement including the standards of performance established by this Agreement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.1 Definitions. When used in this Agreement, the following terms shall have the following meanings:

“AAA” is defined in Section 18.2.

“AAA Rules” is defined in Section 18.2.

“Actual Operating Expenses” means, with respect to any period, the aggregate of all expenses incurred by Operator in connection with the performance of the Services during such period, including expenses incurred by Operator in accordance with Article XVII in responding to an Emergency.

“Additional Agreement” is defined in Section 6.1.

“Affiliate” means, in relation to any Person, a Person that controls, is controlled by or is under common control with such Person. As used in this definition the terms “control,” “controlled by,” or “under common control with” shall mean the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such Person or the power or authority, through the ownership of voting securities, by contract, or otherwise, to direct the management, activities, or policies of such Person.

“Agreement” means this Operation and Maintenance Agreement, as amended from time to time.

“Applicable Laws” means the applicable laws, rules, and regulations, including common law, of any Government Authority.

“Applicable Period” means the Pre-Operating Period or the Operating Period, individually or together, as the context may require.

“Approved Budget” means for the Pre-Operating Period and each Operating Year, the Budget which is part of an Operating Plan approved by Owner pursuant to Article VII, as modified from time to time in accordance with the terms hereof.

“Approved Maintenance Program” means for each Operating Year, the Maintenance Program as approved by Owner pursuant to Article VII, as modified from time to time in accordance with the terms hereof.

“Approved Operating Plan” means for the Pre-Operating Period and each Operating Year, the Operating Plan approved by Owner pursuant to Article VII, as modified from time to time in accordance with the terms hereof.

“Base Rate” means the interest rate per annum equal to the lesser of (a) the prime rate (sometimes referred to as the base rate) for corporate loans as published by The Wall Street Journal in the money rates section on the applicable date (or if The Wall Street Journal ceases or fails to publish such a rate, the prime rate (or an equivalent thereof) in the United States for corporate loans determined as the average of the rates referred to as prime rate, base rate or the equivalent thereof, quoted by J.P. Morgan Chase & Co., or any successor thereof, for short term corporate loans in Texas on the applicable date) plus two percent (2%) or (b) the maximum lawful rate from time to time permitted by Applicable Law. The Base Rate shall change as and when the underlying components thereof change, without notice to any Person.

“Billing Report” means a monthly report prepared by Operator pursuant to Section 8.6 which shall set forth all amounts reasonably and properly incurred by Operator in the performance of the Services and its obligations under this Agreement during that Month for the Facility and which shall include all amounts reasonably and properly incurred by Operator in respect of the employment of O&M Employees and Subcontractors performing the Services.

“Budget” means for the Pre-Operating Period and each Operating Year, the budget comprising part of the Operating Plan for such Operating Year prepared by Operator and submitted to Owner for its approval under Article VII.

“CCL Facility” means Corpus Christi Liquefaction, LLC’s facilities for the receipt of Natural Gas, the liquefaction of Natural Gas and the storage and send-out of LNG which facilities are located in San Patricio County, Texas.

“Capital Expenditure” means the aggregate of all expenditures for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, software or additions to equipment (including replacements, capitalized repairs and improvements) which are required to be capitalized under GAAP on the balance sheet of the Owner.

“Confidential Information” is defined in Section 16.1.

“Counterparty” means a party other than Owner or Operator to a Project Contract.

“CPI” means the United States Consumer Price Index for All Urban Consumers as published from time to time by the Bureau of Labor Statistics of the U.S. Department of Labor (All Urban Consumers, U.S., All Items, 1982-1984, Not Seasonally Adjusted, Series I.D. CUUR0000SA0), or if such index is no longer published then such other index as Operator may select, and Owner shall approve, which approval shall not be unreasonably withheld; provided that, if an incorrect value is published for such index, and such error is corrected and published within ninety (90) Days of the date of the publication of such incorrect index, such corrected index will be substituted for the incorrect index and any calculations involving such index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced and/or paid.

“CPT” means prevailing local time in the Central time zone.

“Day” or “day” means each twenty-four (24) Hour period from 00:00:01 a.m. to 24:00:00 p.m. CPT.

“Dispute” means any dispute, controversy or claim (of any and every kind or type whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement.

“Dispute Notice” is defined in Section 18.1

“DOT” means the U.S. Department of Transportation.

“Effective Date” means the date of this Agreement.

“Emergency” means any situation which is likely to impose an immediate threat of injury to any individual or material damage or material economic loss to all or any part of the Facility or to any other property located at the Site.

“EPC Contract” means any engineering, procurement, and construction agreement entered into between Owner and a contractor.

“EPC Contractor” means any contractor under an EPC Contract.

“Extension Term” is defined in Section 2.2.

“Facility” means the approximately 23 miles of 48-inch diameter bi-directional pipeline and all of the facilities comprising Owner’s Natural Gas Corpus Christi Pipeline commencing northwest of Sinton, Texas, including but are not limited to, pipeline facilities, compressors, launchers and receivers, cathodic protection, metering and regulating facilities, gas heaters, EFM, RTU, communications, gas quality measurement equipment, and all appurtenances thereto, and the interconnection of said pipeline to multiple natural gas interstate and intrastate pipelines and the CCL Facility.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Authorization” means the authorization by the FERC granting to Owner the approvals requested in that certain application filed by Owner with the FERC on August 31, 2012, in Docket No. CP12-508-000 (as may be amended from time to time) pursuant to Section 7(c) of the Natural Gas Act and the corresponding regulations of the FERC.

“Force Majeure Event” means any circumstance or event beyond the reasonable control of a Party including the following events:

(a) explosion, fire, nuclear radiation or chemical or biological contamination, hurricane, tropical storm, tornado, lightning, earthquake, flood, unusually severe weather, natural disaster, epidemic, any other act of God, and any other similar circumstance;

(b) war and other hostilities (whether declared or not), revolution, public disorder, insurrection, rebellion, sabotage, or terrorist action;

(c) failure of any third party supplier, where the failure is due to an event which constitutes force majeure under Owner’s or Operator’s contract with that party;

(d) any action taken by any Government Authority after the date of this Agreement, including any order, legislation, enactment, judgment, ruling, or decision thereof;

(e) Labor Disputes; and

(f) the breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations to the Facility or any equipment.

but (i) no event or circumstance shall be considered to be a Force Majeure Event (x) to the extent such event or circumstance is due to the negligence, gross negligence, breach of this Agreement or willful misconduct of the Party claiming a Force Majeure Event or the Manager or (y) if such event or circumstance would have been avoided or prevented had Operator exercised due diligence in the performance of the Services and (ii) Force Majeure Events shall expressly exclude (x) failure of a Subcontractor to perform its obligations under a Subcontract unless the failure is due to an event which constitutes force majeure under the Subcontract, and (y) a Party’s financial inability to perform hereunder.

“Full Insurable Value” is defined in Paragraph (5)(d) of Schedule 2.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Approvals” means all permits, licenses, approvals, certificates, consents, concessions, acknowledgments, agreements, decisions, and other forms of authorizations from, or filing with, or notice to, any Government Authority.

“Government Authority” means any federal, state, local or municipal governmental body, and any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative policy, regulatory, or taxing authority or power, or any court or governmental tribunal.

“Hour” or “hour” means sixty (60) minute intervals in each Day.

“Indexed” means that the amount to be indexed is to be multiplied on each anniversary of the Effective Date by a fraction the numerator of which is the CPI on said anniversary of the Effective Date and the denominator of which is the CPI on the Effective Date.

“Initial Term” is defined in Section 2.2.

“Labor Costs” means all payroll costs, including salaries, employee benefits and payroll taxes (net of any related tax refunds, rebates or similar reductions received by any member of the Operator Group) payable by Operator in accordance with the Approved Budget and Approved Operating Plan.

“Labor Disputes” means any national, regional or local labor strikes, work stoppages, boycotts, walkouts, or other labor difficulties or shortages, including any of the foregoing which affects access to the Facility or the ability to ship or receive goods.

“Lien” means any liens for Taxes or assessments, builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, or carrier liens, or other similar liens.

“Loss” means any losses, liabilities, costs, expenses, claims, proceedings, actions, demands, obligations, deficiencies, lawsuits, judgments, awards, or damages.

“Maintenance Program” means the major equipment maintenance program for the Facility prepared by Operator and submitted to Owner for its approval under Section 7.1.

“Manager” means the Manager under the Management Services Agreement.

“Management Services Agreement” means the Management Services Agreement of even date herewith between Owner and Cheniere Energy Shared Services, Inc., as Manager.

“Month” means the period beginning at 00:00:01 a.m., CPT, on the first Day of each calendar month and ending at the same time on the first Day of the next succeeding calendar month.

“Natural Gas” means any mixture of hydrocarbons and other gases consisting primarily of methane which at a temperature of sixty degrees Fahrenheit (60°F) and at an absolute pressure of 1.01325 bar is predominately in the gaseous state.

“Notice” is defined in Section 19.1.

“O&M Account” is defined in Section 8.4.

“O&M Employees” mean the employees of Operator or any Affiliate of Operator who are engaged by Operator to perform Services under this Agreement.

“O&M Procedures Manuals” means the manuals containing the operation and maintenance procedures prepared by Operator and EPC Contractor and approved by Owner.

“Operating Expenses” is defined in Section 8.2.

“Operating Period” means the period commencing on the Substantial Completion Date of the Project and ending upon termination of the term of this Agreement.

“Operating Plan” means the operating plan and where required related budget for the Project prepared by Operator and submitted to Owner for its approval pursuant to Article VII.

“Operating Year” means the period commencing 12:00 midnight, CPT, on the Substantial Completion Date through 12:00 midnight, CPT, on the next December 31, and each Year thereafter in the term hereof commencing 12:00 midnight, CPT, on December 31 of the prior Year and ending 11:59 p.m., CPT, on December 31 of the following Year.

“Operator” is defined in the introductory paragraph of this Agreement.

“Operator Events of Default” is defined in Section 11.1.

“Operator Group” means (i) Operator and its Affiliates (other than Owner) providing Services as its Subcontractor and (ii) the respective directors, officers, agents, employees, representatives of each Person specified in clause (i) above.

“Operator’s Representative” is defined in Section 5.3.

“Owner” is defined in the introductory paragraph of this Agreement.

“Owner Events of Default” is defined in Section 11.2.

“Owner Group” means (i) Owner, its parent and Owner’s lenders and each of their Affiliates (other than Operator) and (ii) the respective directors, officers, agents, employees and representatives of each Person specified in clause (i) above.

“Owner’s Representative” is defined in Section 5.4.

“Party” is defined in the introductory paragraph of this Agreement.

“Person” means any natural person, firm, corporation, company, voluntary association, general or limited partnership, limited liability company, joint venture, trust, unincorporated organization, Government Authority or any other entity, whether acting in an individual, fiduciary, or other capacity.

“PHMSA” means the Pipeline and Hazardous Materials Safety Administration of the DOT.

“Pipeline Standards” means, to the extent not inconsistent with the express requirements of this Agreement, the standards and practices applicable to the design, equipment, operation or maintenance of gas pipelines in the United States, established by the following (such standards to apply in the following order of priority): (1) a Government Authority having jurisdiction over either of the Parties or the Facility; and (2) any nationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of gas pipelines in the United States to comply.

“Pre-Operating Period” means the period from the Effective Date until but excluding the first Day of the Operating Period.

“Project” means the transportation of Natural Gas by, and the development, construction, operation, maintenance, management and ownership of, the Facility.

“Project Contracts” means the EPC Contracts and all other agreements related to the development, financing, construction, operation, and maintenance of the Facility, including Additional Agreements.

“Reasonable and Prudent Operator” means a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions.

“Retained Rights” is defined in Section 4.2.

“Services” means all of the services to be provided by Operator pursuant to this Agreement, including those services described in Article III and Schedule 1.

“Site” means the land on which all or any part of the Facility is to be built, including any adjacent working areas required by Owner, or any other contractor or subcontractor of Owner, and all rights of way and access rights.

“Standing Procedures” means the O&M Procedures Manuals and any other standard operating and maintenance procedures that would be implemented by a Reasonable and Prudent Operator in conformity with Pipeline Standards.

“Subcontract” means any contract in connection with the Services provided hereunder entered into between Operator and any Subcontractor.

“Subcontractor” means any Person party to a Subcontract with Operator.

“Substantial Completion” has the meaning provided in the relevant EPC Contract.

“Substantial Completion Date” is the date that Substantial Completion occurs.

“Successor Operator” is defined in Section 11.6.

“Tax” means any tax, duty, impost, and levy of any nature (whether state, local, or federal) whatsoever and wherever charged, levied, or imposed, together with any interest and penalties in relation thereto.

“Termination Date” is defined in Section 11.4.

“Termination Notice” is defined in Section 11.4.

“Year” means a period beginning at 0000 hours on the first Day of a calendar Year and ending at 2400 hours on the last Day of such calendar Year.

1.2 Rules of Construction. In construing and interpreting this Agreement, the following rules of construction shall be followed:

(a) words imparting the singular shall include the plural and vice versa;

(b) a reference in this Agreement to any Article, Section, clause, or paragraph is, except where it is expressly stated to the contrary or the context otherwise requires, a reference to such Article, Section, clause, or paragraph herein;

(c) headings are for convenience of reference only and shall not be used for purposes of construction or interpretation of this Agreement;

(d) each reference to any Applicable Law shall be construed as a reference to such Applicable Law as it may have been, or may from time to time be, amended, replaced, or re-enacted and shall include any rule or regulation promulgated under any such Applicable Law;

(e) the terms “hereof,” “herein,” “hereto,” “hereunder,” and words of similar or like import, refer to this entire Agreement and not any one particular Article, Section, Schedule, or other subdivision of this Agreement;

(f) any accounting terms used but not expressly defined herein shall have the meanings given to them under GAAP as consistently applied by the Person to which they relate;

(g) the word “including” and its syntactical variants means “includes, but not limited to” and corresponding syntactical variant expressions;

(h) in computing any period of time prescribed or allowed under this Agreement, the Day of the act, event, or default from which the designated period of time begins to run shall be included and if the last Day of the period so computed is not a business day in the place where performance is due, then the period shall run until the close of business on the immediately succeeding business day; and

(i) this Agreement shall be deemed to be the work product of each Party hereto, and there shall be no presumption that an ambiguity should be construed in favor of or against Owner or Operator solely as a result of such Party’s actual or alleged role in the drafting of this Agreement.

ARTICLE II.

APPOINTMENT OF OPERATOR AND TERM

2.1 Appointment. Owner hereby appoints Operator, and Operator accepts the appointment, to operate and maintain the Facility, and to perform the Services, on and subject to the terms and conditions of this Agreement.

2.2 Term. The term of this Agreement shall commence on the Effective Date and, unless sooner terminated as provided herein, shall continue in full force and effect until twenty-one (21) years after the after the last date of substantial completion of the Facility (the “Initial Term”). The term of this Agreement shall continue for twelve (12) months following the end of the Initial Term and for twelve (12) month periods following each anniversary of the end of the Initial Term (each an “Extension Term”) unless either Party shall have given the other Notice of termination at least twelve (12) months prior to the end of the Initial Term or the end of an Extension Term, as the case may be.

ARTICLE III.

SCOPE OF SERVICES

3.1 Generally. Operator shall operate and maintain the Facility and perform the Services in accordance with the provisions of this Agreement.

3.2 Services. During each of the Pre-Operating Period and the Operating Period, Operator will perform the Services indicated on Schedule 1.

3.3 Operator to Act as Independent Contractor. Operator hereby agrees to carry out the functions of, and to act as, an independent contractor in the performance of the Services under this Agreement. Nothing contained in this Agreement shall prevent the Operator or any of its Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Project. Neither the Operator nor any of its Affiliates shall be obligated to account to the Owner for any profits or income earned or derived from other such activities or businesses; provided that the Operator shall be required to account to the Owner for the costs of any goods, services or personnel shared in its or any of its Affiliates’ conduct of such other activities or businesses.

3.4 Exclusions from Services. Except as expressly provided in this Agreement or as authorized by Owner from time to time, Operator shall not:

(a) describe itself as agent or representative of Owner;

(b) pledge the credit of Owner in any way in respect of any commitments for which it has not received written authorization from Owner;

(c) make any warranty or representation relating to Owner;

(d) sell, lease, pledge, mortgage, encumber, convey, license, exchange, or make any other transfer, assignment, or disposition of the Facility or any other property or assets of Owner;

(e) except for Disputes between Operator and Owner arising under this Agreement, settle, compromise, assign, pledge, transfer, release, waive, or consent to the compromise, assignment, settlement, pledge, transfer, waiver, or release of, any claim, suit, debt, demand, or judgment against or due by Owner, or submit any such claim, dispute, or controversy to arbitration or judicial process, or stipulate to a judgment or consent with respect thereto;

(f) make, enter into, execute, amend, modify, or supplement any Project Contract or any other contract or agreement on behalf of, or in the name of, Owner;

(g) engage in any other transaction on behalf of, or in the name of, Owner which is not expressly permitted by this Agreement;

(h) provide administrative, financial, tax or other commercial services with respect to the business of Owner except to the extent they relate solely to: (i) the operation and maintenance of the Facility and (ii) services provided under the Management Services Agreement; or

(i) exercise any of the Retained Rights.

3.5 Cooperation and Coordination with EPC Contractor and Manager. During the Pre-Operating Period, Operator agrees that it shall cooperate with all reasonable requests made by Owner and any EPC Contractor to achieve the completion of the Project and prepare for the commercial operation of the Project. Where Operator is not required to perform certain services and such services are provided by the EPC Contractor, Operator shall coordinate with an EPC Contractor to the extent required for the performance of its obligations hereunder and the efficient operation of the Facility.

During the Operating Period, Operator agrees that it shall cooperate with the Manager to ensure that the operation and maintenance of the Facility is performed in a manner required by the Project Contracts and in accordance with this Agreement.

3.6 Risk of Loss. To the extent not covered by the EPC Contracts, Operator shall be responsible for the operation and maintenance of the Facility and shall ensure that all necessary services required to operate and maintain the Facility are properly performed in accordance with the terms hereof. Except as otherwise provided herein, Operator does not have risk of loss for the Facility or Natural Gas owned by customers or Owner.

3.7 Standard for Performance of Obligations. Operator shall operate and maintain the Facility as a Reasonable and Prudent Operator and perform all the Services hereunder in accordance with:

(a) all Applicable Laws;

(b) all Government Approvals, including the FERC Authorization;

(c) the terms of the Project Contracts;

(d) the terms of Operator’s, Manager’s and Owner’s insurance policies;

(e) the terms of this Agreement;

(f) Pipeline Standards;

(g) the applicable Approved Operating Plan, Approved Budget, and Approved Maintenance Program;

(h) the Standing Procedures; and

(i) the instructions of the Manager in accordance with the terms of the Management Services Agreement.

If Operator is aware of a conflict between any of the above requirements, Operator shall inform Owner, and Owner shall promptly resolve the conflict. Prior to such resolution by Owner, Operator shall give precedence to the obligations in the priority set forth above.

Notwithstanding anything herein to the contrary, in no event shall Operator be required to operate the Facility if it determines in its opinion, acting as a Reasonable and Prudent Operator, that to do so would violate Pipeline Standards.

3.8 Government Approvals. Operator shall procure, obtain, maintain and comply with all Government Approvals, including all modifications, amendments and renewals of Government Approvals, which may be required under any Applicable Laws for the operation and maintenance of the Facility and the performance of its obligations hereunder and which need to be procured and maintained by or in the name of Operator. Owner shall provide Operator with such assistance and cooperation as may reasonably be required in order to obtain and maintain all such Government Approvals. Operator shall provide Owner and any other Person nominated by Owner with such assistance and cooperation as may be reasonably required in order to obtain and maintain all necessary Government Approvals for the operation and maintenance of the Facility. Operator shall perform the Services, including the operation and maintenance of the Facility, in accordance with the terms and conditions of the FERC Authorization and all other Government Approvals applicable to the operation and maintenance of the Facility.

3.9 Liens. Operator shall not permit any Lien to be filed or otherwise imposed on any part of the Facility or Site as a result of the performance of the Services or its engagement or employment of any Subcontractor for the performance of the Services. If any Lien is filed as a result of Operator’s breach of its responsibilities hereunder, and if Operator does not within thirty (30) days of the filing of the Lien cause such Lien to be released and discharged, or file a bond satisfactory to Owner in lieu thereof, Owner shall have the right to pay all sums necessary to obtain such release and discharge such Lien. Operator shall reimburse Owner for all such costs, including reasonable attorneys’ fees, within five (5) days of Owner’s written demand therefor. Notwithstanding the foregoing, Operator shall not be responsible for any Lien filed on the Facility or Site that was permitted by, or that arises out of or was caused by the actions of, Owner.

3.10 Qualification to Operator’s Obligations. Operator shall: (i) not be liable to Owner for any Loss suffered or incurred by Owner or any third Person and (ii) be indemnified and held harmless by Owner for any Loss suffered or incurred by Operator or in respect of the claims of any third Person to the extent in each such case that such Loss is as a direct result of:

(a) Operator’s compliance with the terms of this Agreement or any other Project Contract;

(b) Operator’s compliance with any instruction or direction given by Owner or any constraint imposed by Owner at any time upon Operator which is different from those otherwise provided by this Agreement;

(c) Owner’s failure to comply with its obligations under this Agreement, including failure to make timely payment of Operating Expenses included in the Approved Operating Plan or otherwise payable in accordance with this Agreement, or any other Project Contract (unless any such obligation was to be performed by Operator pursuant to the terms of this Agreement or any other Project Contract), which failure has an adverse effect on Operator’s ability to perform the Services except to the extent that such failure is a result of any negligence, willful misconduct or breach of this Agreement by Operator;

(d) a design, manufacturing or construction defect in the Facility or any component incorporated therein;

(e) the absence or lapse of any Government Approval, other than any absence or lapse resulting from Operator’s failure to comply with its obligations under Section 3.8 or Section 4.4;

(f) a Counterparty’s failure to comply with its obligations under any Project Contract or any other contract between a third party and Owner relating to the Facility, which failure results in Operator’s inability to perform its obligations hereunder, except to the extent that such failure is a result of any negligence, willful misconduct or breach of this Agreement by Operator; or

(g) lack of spare parts except to the extent that it is the result of any negligence, willful misconduct or breach of this Agreement by Operator.

ARTICLE IV.

RESPONSIBILITIES AND RIGHTS OF OWNER

4.1 Owner Responsibilities. Owner shall perform or cause to be performed and be responsible for the following ongoing activities:

(a) providing and maintaining insurance in accordance with Section 14.1;

(b) obtaining management services pursuant to the Management Services Agreement;

(c) paying Operator the amounts owed under this Agreement;

(d) complying, with Operator’s assistance, with all Owner requirements in Government Approvals identified in Section 4.4; and

(e) managing all loan or financing agreements.

4.2 Owner’s Retained Rights. Owner shall retain all rights and powers relating to the operation and maintenance of the Facility not specifically granted to Operator under this Agreement (the “Retained Rights”), including the following rights and powers to:

(a) establish general policies and procedures not delegated to Operator;

(b) approve all press releases and publicity material relating to the Project;

(c) approve of commitments to incur expenditures in relation to any expenditures not included in the applicable Approved Budget;

(d) approve of any making, amendment to, waiver or revision of or termination of any Project Contract;

(e) conduct or resolve any dispute in relation to any Project Contract (other than this Agreement in relation to Operator);

(f) perform (or engage a third party to perform) any obligations of Operator if Operator fails to perform such obligations hereunder;

(g) other than routine and ordinary course matters regarding the operation and maintenance of the Facility or otherwise provided for hereunder, notify and communicate with Government Authorities regarding the Facility;

(h) enter and inspect the Facility by Owner’s employees, customers, lenders, insurers or other agents; and

(i) utilize office space for Owner’s employees and agents at the Facility.

4.3 Review and Approval. Owner shall, except as expressly otherwise set forth in this Agreement, review in a timely fashion and not unreasonably withhold its approval of all items submitted by Operator to Owner for its approval. Notwithstanding the foregoing, the Approved Operating Plan, Approved Budget and Approved Maintenance Program shall govern Operator’s performance of its obligations hereunder until a new such plan, program or budget is approved by Owner in accordance with Section 7.3.

4.4 Government Approvals. Owner shall procure, obtain, and maintain all Government Approvals required under any Applicable Law to be obtained in the name of Owner for the operation and maintenance of the Facility. Operator shall provide Owner with such assistance and cooperation as may reasonably be required by Owner to obtain and maintain all such Government Approvals.

ARTICLE V.

O&M EMPLOYEES AND REPRESENTATIVES OF PARTIES

5.1 O&M Employees; Subcontractors. Operator and its Affiliates shall identify, recruit, interview, and, subject to Owner’s approval, hire or engage the O&M Employees and any Subcontractors. Operator shall cause all O&M Employees to be, and ensure that all persons providing services through Subcontractors are, qualified (and if required, licensed) in the duties to which they are assigned. The working hours, rates of compensation, and all other matters relating to the engagement of the O&M Employees and any Subcontractors shall be determined in accordance with any Approved Budget.

5.2 Employee Compliance with Regulations. Operator shall ensure that each O&M Employee and person providing services through a Subcontractor shall at all times comply with Applicable Laws and Government Approvals applicable to the Site or Facility and the regulations and safety requirements of Owner at the Site.

5.3 Representative of Operator. Operator shall appoint, subject to Owner’s prior approval, a properly qualified individual to act as the representative of Operator (the “Operator’s Representative”). Operator shall notify Owner of the identity of Operator’s Representative and any individual appointed in replacement thereof. Operator’s Representative shall advise Owner on issues regarding the operation and maintenance of the Facility. Operator’s Representative is authorized and empowered to act for and on behalf of Operator on all matters concerning this Agreement and its obligations hereunder, other than any amendments to or waivers under this Agreement. In all such matters, Operator shall be bound by the written communications, directions, requests, and decisions given or made by Operator’s Representative (or its designee) within the scope of its responsibilities.

5.4 Representative of Owner. Owner shall appoint an individual (“Owner’s Representative”) to act as the representative of Owner in connection with the operation and maintenance of the Facility. Owner shall notify Operator of the identity of Owner’s Representative and any individual appointed in replacement thereof. Owner’s Representative shall have full authority to act on behalf of Owner in all matters concerning the operation and maintenance of the Facility and the performance of Owner’s obligations under this Agreement, other than authority to agree to any amendments, modifications, or waivers of this Agreement, and except in relation to matters which Owner may from time to time by Notice to Operator reserve to itself. Owner shall, subject to the foregoing, be bound by the written communications, directions, requests, and decisions given or made by Owner’s Representative within the scope of its responsibilities.

5.5 Operator Employment of O&M Employees. Operator acknowledges and agrees that all O&M Employees shall be employed by Operator or an Affiliate of Operator. Operator will be responsible for, or arrange for, paying the salaries and all benefits of such employees, meeting all governmental liabilities with respect to such employees, and supervising and determining all job classifications, staffing levels, duties, and other terms of employment for the O&M Employees in accordance with Applicable Laws. Operator shall have full supervision and control over the O&M Employees and shall use all reasonable efforts to maintain appropriate order and discipline among its personnel and shall cause each Affiliate or Subcontractor, as applicable, to maintain similar standards with respect to such Affiliate’s or Subcontractor’s personnel, as applicable.

ARTICLE VI.

INFORMATION, REPORTS, AUDITS AND RECORDS

6.1 Information; Project Contracts. Owner shall provide Operator with all information in Owner’s possession reasonably necessary for Operator to carry out its duties hereunder.

Owner shall deliver to Operator a copy of each of the Project Contracts promptly after the execution of this Agreement. Before executing any amendment, modification or supplement to a Project Contract, or any other agreements which may affect the performance of the Services by Operator (each an “Additional Agreement”), Owner shall to the extent reasonably practicable consult with Operator to determine the impact (if any) of such Additional Agreement on any then-effective Approved Operating Plan, Approved Maintenance Program, Approved Budget, this Agreement or Operator’s performance of the Services hereunder. Owner shall cause a copy of each Additional Agreement executed and delivered by Owner to be provided to Operator promptly following execution and delivery thereof by each of the parties thereto.

6.2 Reports and Written Notices. Operator shall provide Owner with such reports as are required or reasonably requested from time to time by Owner, and shall comply with those reporting requirements prescribed by Applicable Laws or set out in the Project Contracts, the Approved Operating Plan, Approved Maintenance Program, the Standing Procedures, or any Government Approval, which are defined herein or therein as being Operator responsibilities. If Owner requests any report, contract, agreement, arrangement, document or other information relating to or in connection with the Facility or the Services (including any Subcontracts, other third party contracts and any agreements or arrangements related thereto), Operator shall use reasonable efforts (subject to the provisions of any confidentiality or similar agreement to which Operator is a party) to provide such report, contract, agreement, arrangement, document or other information as soon as reasonably practicable following such requests.

Owner may from time to time specify any changes to be made to any of the formats for any report or plan (including any Operating Plan, Budget or Maintenance Program) required hereunder. The relevant revised format shall be adopted by Operator with effect from the date of such revision and shall be applied in relation to the first period to which such report or plan relates commencing after receipt of Owner’s Notice specifying such changes.

6.3 Notice of Certain Matters. Upon obtaining knowledge thereof, Operator shall submit to Owner prompt, but in any event within any time period required by the Project Documents, Notice of:

(a) any litigation or claims, disputes, or actions, pending or threatened, concerning the Facility, any Project Contract, or the Services to be performed hereunder;

(b) any lapse or termination of any Government Approval, or any refusal or threatened refusal to grant, renew, or extend, or any action pending or threatened that might affect the granting, renewal, or extension of any Government Approval;

(c) any dispute with, or notice of violation or penalty issued by, any Government Authority;

(d) any material deviations from the Approved Operating Plan and the corresponding Approved Budget and Approved Maintenance Program; or

(e) any other information regarding circumstances that would have a material adverse effect on the Facility.

6.4 Notice of Other Matters. Operator also shall provide Notice to Owner of the matters described below within the earlier of (i) the time period specified for each matter and (ii) any time period required by the Project Documents:

(a) Operator shall provide Notice to Owner as soon as possible in the event of any equipment failure which will require an expenditure of greater than $5,000,000;

(b) Operator shall provide Notice as soon as possible of the violation of any Government Approval or Applicable Law in the operation and maintenance of the Facility; and

(c) Operator shall provide Notice immediately with respect to any incident involving a significant non-scheduled event such as Natural Gas releases, fires, explosions, mechanical failures and unusual over-pressurizations, or that is an Emergency.

6.5 Books and Records. Operator shall maintain, in accordance with Pipeline Standards, complete, accurate, and up-to-date records, books, and accounts relating to the operation and maintenance of the Facility, and as necessary to verify (i) the incurring and payment of all capital and operating expenditures, (ii) the Billing Reports, and (iii) Operator’s performance of its obligations hereunder. All financial books, records and accounts maintained by Operator shall be maintained in accordance with GAAP and shall be in a format sufficient to permit the verification referred to above. Operator shall retain all such books and records for five (5) years or longer if required by Applicable Laws.

6.6 Audits. Owner or its designee shall have the right at its own expense to carry out audit tasks of a financial, technical, or other nature in relation to the operation and maintenance of the Facility upon not less than thirty (30) days (or such shorter period if required by Applicable Law) prior Notice to Operator. Operator shall make available, to Owner or its designee, and Owner or its designee shall have the right to review, all contracts, books, records, and other documents relating to the Services provided by Operator, and Owner or its designee may make such copies thereof or extracts therefrom as Owner or such designee may deem appropriate. Operator shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things required to be done, in connection with any financial report prepared by or on behalf of Owner, including preparing for or providing to Owner reports, certificates, schedules, and opinions.

ARTICLE VII.

MAINTENANCE PROGRAM, OPERATING PLANS AND BUDGETS

7.1 Maintenance Program. Not later than one hundred and twenty (120) days before the Substantial Completion Date and, thereafter, at the same time as it submits each new Operating Plan for the Facility, Operator shall prepare and submit to Owner for its approval, as a part of the Operating Plan, Operator’s proposed Maintenance Program for the following Operating Year. The Maintenance Program shall be comprised of a timetable and description, in such detail reasonably acceptable to Owner, of the proposed major equipment maintenance activities required to enable the Facility to comply with Owner’s obligations under the Project Contracts. The proposed Maintenance Program will be submitted to Owner for its approval in accordance with the provision of Section 7.3 in conjunction with the approval of the Operating Plan for the Project. Except as provided in Section 7.4, no changes shall be made to the Approved Maintenance Program by Operator.

7.2 Operating Plans and Budgets.

(a) Pre-Operating Period. Not later than ninety (90) Days after the Effective Date, Operator shall prepare and submit to Owner, or update and revise if previously submitted to Owner, Operator’s proposed Operating Plan for the Pre-Operating Period. The Operating Plan shall include (and each amendment thereto shall include) a program and timetable for the performance of Operator’s obligations under Article III and a Budget for the Pre-Operating Period and shall only relate to the Services provided under this Agreement. The Budget shall show (and any amendment thereto shall show), in such detail reasonably acceptable to Owner and on a Month by Month basis, an itemized estimate of the amount of each Operating Expense to be incurred in the implementation of the Operating Plan by Operator.

(b) Operating Period. Not later than forty-five (45) days before the beginning of each Operating Year, Operator shall prepare and submit to Owner Operator’s proposed Operating Plan for the Project for the following Operating Year. Each Operating Plan shall be prepared so as to comply and be consistent with Operator’s obligations set out in Article III and shall only relate to the Services provided under this Agreement. Each Operating Plan shall show, in such detail reasonably required by Owner, relevant information relating to the anticipated operation and on-going maintenance of the Facility by Operator. Together with each proposed Operating Plan submitted to Owner for an Operating Year, Operator shall prepare and submit to Owner a proposed Budget for the Project for that Operating Year, which shall only relate to the Services provided under this Agreement. The Budget shall show, in such detail reasonably required by Owner and on a Month by Month basis, an itemized estimate of the amount of each Operating Expense to be incurred in the implementation of the Operating Plan for the Project in that Operating Year by Operator.

7.3 Approval of Operating Plans, Budgets, and Maintenance Program. Upon receipt by Owner of a proposed Operating Plan, Owner shall consider the proposed Operating Plan and the corresponding Budget and Maintenance Program and, within thirty (30) Days after such receipt, shall in its discretion either provide its written approval of the proposed Operating Plan, Budget, or Maintenance Program or request specific amendments to be made thereto. If Owner does not provide its written approval and does not request any amendments within said thirty (30) Day period, the Operating Plan and the corresponding Budget and Maintenance Program shall be deemed approved. During such period, Operator shall promptly provide to Owner all supplemental information as may be reasonably requested by Owner and, at the request of Owner, shall meet with Owner to explain and discuss the proposed Operating Plan, Budget, and Maintenance Program.

7.4 Changes in Plans or Budgets. If Owner or Operator requests an amendment to a proposed or approved Operating Plan, Budget, or Maintenance Program for the Project, the Parties shall seek to incorporate such requests through the following procedure:

(a) Operator shall, within a reasonable time, but no later than thirty (30) days, after the making of such request, submit to Owner a revised Operating Plan (including a revised Budget and, if applicable, a revised Maintenance Program) incorporating the amendments requested, other than any such amendments which, in the reasonable and professional opinion of Operator, will prevent its ability to perform the Services in accordance with Article III. When submitting the revised Operating Plan to Owner, Operator shall identify any amendments requested by Owner which have not been incorporated into such amended Operating Plan, together with its reasons therefor.

(b) Within a reasonable time, but no later than thirty (30) days, after its receipt of any revised Operating Plan, Budget, or Maintenance Program, Owner shall either provide its written approval of the same or notify Operator of the amendments which it wishes to make together with its reasons therefor. If Owner requests amendments, Owner and Operator shall attempt to resolve all outstanding issues within thirty (30) Days after receipt by Operator of Owner’s notification of amendments to the revised Operating Plan, Budget, or Maintenance Program.

(c) If no agreement can be reached on the proposed Operating Plan, Budget, or Maintenance Program, or any item therein, within a reasonable time, the matters in dispute shall be referred to the senior management of Owner and Operator for resolution and the undisputed matters shall be deemed approved. If such Dispute is not resolved within fifteen (15) days of the date of such referral, the proposed Operating Plan, Budget and Maintenance Program as modified pursuant to the instructions and directions of Owner shall be adopted as the Approved Operating Plan, Approved Budget, and Approved Maintenance Program for the applicable Operating Year or Pre-Operating Period, as the case may be.

(d) Upon approval by the Parties, or the adoption by Owner, of any Operating Plan, Budget, and Maintenance Program for the Project, Operator shall thereupon be obligated to carry out the work included in the Approved Operating Plan and Approved Maintenance Program in accordance with the timetable and other parameters included therein and in accordance with the financial parameters included in the corresponding Approved Budget; provided, that if Operator has notified Owner in writing of any Dispute regarding such Approved Operating Plan, Approved Maintenance Program or Approved Budget but Owner has adopted such plan, program or budget without resolving such Dispute, Operator’s obligations hereunder with respect to performing such disputed matter shall be subject to the terms and conditions of Section 3.10.

7.5 Meetings; Modification of Operating Plan. Operator’s and Owner’s Representatives shall, if requested by either Party, promptly meet to review and discuss:

(a) the Billing Reports for the Facility, as submitted by Operator pursuant to Section 8.6; and

(b) any proposed adjustments in the relevant Approved Operating Plan, Approved Budget, or Approved Maintenance Program for the Project to reflect:

(i)	any changes in assumptions in the Approved Operating Plan, Approved Budget, or Approved Maintenance Program which might be desirable in light of the performance of the Facility;

(ii)	any other material change in circumstance or assumptions in the Approved Operating Plan, Approved Budget, or Approved Maintenance Program; or

(iii)	any changes to the Services specified in the Approved Operating Plan, Approved Budget, or Approved Maintenance Program.

Any changes to an Approved Operating Plan, Approved Budget, or Approved Maintenance Program will be made per the procedure set forth in Section 7.4.

7.6 Deviation. Operator shall notify Owner promptly (a) of any material deviations or discrepancies from the projections contained in any applicable Approved Operating Plan, (b) if Operator reasonably anticipates that the Operating Expenses may materially exceed the Operating Expenses set forth in the Approved Budget, or (c) of the occurrence of a Force Majeure Event, change in Applicable Law, or other event or circumstance beyond the reasonable control of Operator which Operator reasonably anticipates may result in a material increase in costs to perform the Services hereunder.

ARTICLE VIII.

RESPONSIBILITY FOR COSTS AND EXPENSES

8.1 Owner and Operator Responsibility; Procurement of Materials and Services. Owner shall pay, or reimburse Operator for, all Operating Expenses. Operator is specifically authorized, as provided in a relevant Approved Budget, to procure materials and services as agent for and in the name of Owner, for which Owner shall pay the vendors of such materials and services, or at Owner’s election, reimburse Operator for such materials and services. All invoices for materials and services procured under this Section 8.1 shall designate Owner as the purchaser of such materials and services.

8.2 Operating Expenses. “Operating Expenses” shall mean the aggregate of all costs and expenses incurred (and substantiated by copies of receipts or other evidence acceptable to Owner) by Operator which are directly related to the performance of the Services or in connection with the operation and maintenance of the Facility, and shall include without limitation:

(a) Labor Costs;

(b) the cost of spares, tools, equipment, consumables, materials, chemicals, catalysts, and supplies procured in accordance with the provisions of this Agreement;

(c) the cost of Subcontract labor or services procured in accordance with the provisions of this Agreement;

(d) Capital Expenditures and maintenance expenses incurred in accordance with the provisions of this Agreement;

(e) the cost of information technology;

(f) the cost of any insurance premiums paid by Operator with respect to the insurance obtained and maintained by Operator pursuant to Section 14.2; provided that to the extent that Operator is liable under this Agreement for a Loss covered by insurance, any deductible amount under any such insurance shall not be an Operating Expense;

(g) the cost of office space, furnishings, equipment and supplies as well as the cost of copies, postage, telephone, and facsimile transmissions;

(h) the cost of transportation, travel, and relocation of O&M Employees;

(i) all Taxes chargeable with respect to the operation and maintenance of the Facility in accordance with Section 8.8;

(j) the cost of recruiting and training O&M Employees; and

(k) all other costs reasonably incurred in the performance of Operator’s duties under this Agreement.

8.3 Limitations. Except as provided in the following sentence, Operator shall have no authority to undertake any transaction or incur any expenditure in the name of or on behalf of Owner or otherwise which is not part of or which exceeds any level specified in the then-current Approved Budget, unless approved in writing by Owner. Operator shall be entitled to incur any expenditure which is not part of or which exceeds any level specified in an Approved Budget if:

(a) such expenditure is necessary to remedy an Emergency and is otherwise incurred in compliance with Article XVII; or

(b) such type of expenditure is contemplated by an Approved Budget as it applies to a particular Operating Year, and such expenditure or expenditures with respect to the same activity:

(i)	is less than One Hundred Thousand Dollars ($100,000);

(ii)	does not result in Operator exceeding the applicable total for such type of expenditure by more than ten percent (10%); and

(iii)	in the reasonable judgment of Operator, does not result in Operator exceeding the total amount of the Approved Budget for such Operating Year, as such Approved Budget may be adjusted from time-to-time during such Operating Year pursuant to Section 7.4.

8.4 O&M Account. Operator will maintain with a bank in its own name an account for receipt of deposits (the “O&M Account”) for the purpose of paying Operating Expenses. Owner shall fund the O&M Account in accordance with Section 8.5. The O&M Account shall be the primary source for the payment of Operating Expenses hereunder, and Operator shall draw funds from such account to pay Operating Expenses.

Operator shall nominate individuals, to be approved by Owner, who shall have the written authority to sign checks against the O&M Account within limits to be agreed between Owner and Operator. Interest earned on the O&M Account shall accrue for the benefit of Owner and shall be used by Operator only for the payment of Operating Expenses incurred in accordance with the terms hereof.

8.5 Funding of O&M Account. Not later than the fifteenth (15th) day of each Month after the Effective Date, Operator shall prepare and submit in writing to Owner an estimate of the total amount of Operating Expenses to be incurred during the immediately succeeding Month, with reasonable detail regarding the expected nature and estimated amount of each such Operating Expense. Owner shall ensure sufficient funds are available in the O&M Account to meet the estimated Operating Expenses for the immediately succeeding Month. Operator shall not be obligated to advance its own funds to the O&M Account for the payment of Operating Expenses.

8.6 Billing Reports; Invoices. As soon as practicable after the end of each Month, but in any case within thirty (30) days after the end of each Month, Operator shall provide Owner with a Billing Report for the Facility setting forth the Services provided to the Facility, the Actual Operating Expenses incurred during such Month, with reasonable detail regarding the nature and amount of each such Actual Operating Expense, and a comparison between the amount of each Actual Operating Expense incurred during such Month and the amount set forth in the estimate provided by Operator for such Month pursuant to Section 8.5. Each Billing Report shall only be with respect to this Agreement and the Actual Operating Expenses hereunder (and shall exclude any costs and expenses related to any other operation and maintenance agreement or any management service or similar agreement or arrangement) and shall be accompanied by reasonable detail to verify the Actual Operating Expenses were properly incurred, including appropriate time records, receipts, cost accounting coding, and other information as Owner may reasonably request to verify that the Operating Expenses were properly incurred. Concurrently with each Billing Report, Operator shall also provide Owner with an invoice, with undisputed amounts payable by Owner within thirty (30) days of receipt, reflecting the Operating Expenses in that Month for the Facility to the extent not paid directly by Owner.

8.7 Budget Reconciliation. As soon as practicable following the end of each Month, but in any case within thirty (30) days after the end of each Month, Operator shall provide Owner with a detailed reconciliation report which shall set forth (a) any difference between the total amount of all Actual Operating Expenses incurred during such Month for the Facility and the Operating Expenses which were projected to be incurred during such Month in the Approved Budget for the Project, (b) any such differences for individual line items in the Approved Budget, and (c) the reasons for such deviations. In Operator’s final Billing Report submitted after the end of the term of this Agreement, Operator shall set forth a final reconciliation of the items described in this Section 8.7 and any other items due or payable under this Agreement.

8.8 Taxes.

(a) Notwithstanding anything in this Agreement to the contrary, Operator shall be responsible for the payment of any income, franchise or similar tax assessed or based upon the gross or net income of Operator and Owner shall be responsible for the payment of any income, franchise or similar tax assessed or based upon the gross or net income of Owner.

(b) If any Tax (other than payroll or other employee-related Taxes) is chargeable to Operator in respect of Operating Expenses, including the supply of goods and services hereunder to or by Operator, Owner shall pay such Tax directly to the appropriate Government Authority, or, at Owner’s election, reimburse Operator for such Tax. Operator shall, following consultation with Owner’s Representative, apply for any exemption available to it in respect of any Tax payable by Operator.

ARTICLE IX.

PAYMENT OF OPERATING EXPENSES

For Services performed by Operator during the Operating Period, Owner shall reimburse Operator for Operating Expenses pursuant to Article VIII.

ARTICLE X.

FORCE MAJEURE

10.1 Nonperformance. Neither Party shall be in default in the performance of any of its obligations under this Agreement or liable to the other Party for failing to perform its obligations hereunder (other than the obligation to pay money when due) to the extent prevented by the occurrence of a Force Majeure Event.

10.2 Obligation to Diligently Cure Force Majeure. The Party affected by a Force Majeure Event shall:

(a) provide prompt Notice to the other Party of the occurrence of the Force Majeure Event, which Notice shall provide details with respect to the circumstances constituting the Force Majeure Event, an estimate of its expected duration, and the probable impact on the affected Party’s performance of its obligations hereunder;

(b) use all reasonable efforts to continue to perform its obligations hereunder;

(c) take all reasonable action to correct or cure the event or condition constituting the Force Majeure Event;

(d) use all reasonable efforts to mitigate or limit the adverse effects of the Force Majeure Event and damages to the other Party; and

(e) provide prompt Notice to the other Party of the cessation of the Force Majeure Event.

10.3 Effect of Continued Event of Force Majeure. Following the occurrence of a Force Majeure Event, Operator shall take all reasonable measures to mitigate or limit the amount of Operating Expenses until the effects of the Force Majeure Event are remedied. Operator shall consult with Owner with respect to its plans to mitigate or limit such Operating Expenses and shall take such actions as are reasonably directed by Owner. Owner shall continue to pay such reduced Operating Expenses as provided herein. If Operator is prevented from performing its obligations hereunder, in whole or in part, by the occurrence of a Force Majeure Event (a) affecting the Operator and not affecting the Project and (ii) such Force Majeure Event continues for a one hundred eighty (180) day period, Owner may deliver to Operator a Termination Notice specifying a Termination Date thirty (30) days following the delivery of such Termination Notice.

ARTICLE XI.

EVENTS OF DEFAULT AND REMEDIES

11.1 Operator Events of Default. The following circumstances shall constitute events of default on the part of Operator (“Operator Events of Default”) under this Agreement:

(a) the bankruptcy, insolvency, dissolution, or cessation of the business of Operator;

(b) Operator fails to obtain and maintain insurance required to be obtained and maintained by it under this Agreement which failure continues for thirty (30) Days after Operator’s receipt of Notice of such failure from Owner;

(c) Operator assigns its rights under this Agreement except as permitted hereunder;

(d) Operator ceases to provide all Services (as may be amended pursuant to Section 3.1) required to be performed by it hereunder for ten (10) consecutive days except as required or permitted hereunder; or

(e) a material failure by Operator to perform its obligations hereunder (including the performing of Services (as may be amended pursuant to Section 3.1)) which continues for thirty (30) Days after Operator’s receipt of Notice of such failure from Owner, unless Operator commences to cure such failure within said thirty (30) Days and cures such failure within sixty (60) Days after its receipt of the aforesaid Notice.

11.2 Owner Events of Default. The following circumstances shall constitute events of default on the part of Owner (“Owner Events of Default”) under this Agreement:

(a) the bankruptcy, insolvency, dissolution, or cessation of the business of Owner;

(b) a material failure by Owner to perform its obligations hereunder which continues for thirty (30) Days after Owner’s receipt of Notice of such failure, unless Owner commences to cure such failure within said thirty (30) Days and either cures or continues to diligently attempt the cure of such failure; or

(c) a default by Owner in its payment obligations to Operator, unless Owner has cured such breach within thirty (30) days from receipt of Notice from Operator.

11.3 Remedies. Upon the occurrence and during the continuance of an Operator Event of Default, Owner shall have the right, in its sole and absolute discretion, to do any or all of the following: (a) terminate this Agreement pursuant to Section 11.4; (b) obtain specific performance of Operator’s obligations hereunder; (c) perform (or engage a third party to perform) Operator’s obligations hereunder; and (d) subject to Article XVIII, pursue any and all other remedies available at law or in equity. Upon the occurrence and during the continuance of an Owner Event of Default, Operator shall have the right, in its sole and absolute discretion, to do any or all of the following: (A) terminate this Agreement; and (B) subject to Article XVIII, pursue any and all other remedies available at law or in equity.

11.4 Termination Procedure. In the event of an Operator Event of Default or Owner Event of Default, the non-defaulting Party may give a Notice of termination to the other Party (a “Termination Notice”) which shall specify in reasonable detail the circumstances giving rise to the Termination Notice. This Agreement shall terminate on the date specified in the Termination Notice (“Termination Date”), which date shall not be earlier than the date upon which the applicable Party is entitled to effect such termination as provided herein.

11.5 Successor to Operator. Upon receipt of a Termination Notice from Owner:

(a) Operator shall use all reasonable efforts to facilitate the appointment and commencement of duties of any Person to be appointed by Owner to provide administrative and advisory services in connection with the operation and maintenance of the Facility (the “Successor Operator”) so as not to disrupt the normal operation and maintenance of the Facility and shall provide full access to the Facility and to all relevant information, data, and records relating thereto to the Successor Operator and its representatives, and accede to all reasonable requests made by such Persons in connection with preparing for taking over the operation and maintenance of the Facility.

(b) Promptly after the Termination Date, Operator shall deliver to (and shall, with effect from termination, hold in trust for and to the order of) Owner or to the Successor Operator all property in its possession or under its control owned by Owner or leased or licensed to Owner. All spares, supplies, consumables, special tools, operating logs, books, records, operation and maintenance manuals, and any other items furnished as part of the Services hereunder or at direct cost to Owner shall be left at the Facility.

(c) Operator, to the extent allowed by such agreements and approvals, shall transfer to the Successor Operator, as from the Termination Date, its rights as Operator under all contracts entered into by it, and all Government Approvals obtained and maintained by it, in the performance of its obligations under this Agreement or relating to the operation and maintenance of the Facility. Pending such transfer, Operator shall hold its rights and interests thereunder for the account and to the order of Owner, Successor Operator, or Owner’s designee. Owner shall indemnify Operator for all liabilities incurred by Operator under such contracts to the extent that such liabilities are caused by Owner, the Successor Operator, or Owner’s designee during the continuation and performance of such contracts by Owner, the Successor Operator, or Owner’s designee, as applicable. Operator shall execute all documents and take all other commercially reasonable actions to assign and vest in Owner all rights, benefits, interest, and title in connection with such contracts.

(d) Upon Notice from Owner to Operator on or prior to the Termination Date, for a period of up to ninety (90) days following the Termination Date, Operator shall provide the services of its O&M Employees as may be required or reasonably requested by Owner to enable Owner to operate and maintain Facility and train any Successor Operator. The Notice invoking this provision may be included in the Termination Notice provided in Section 11.4, and shall provide Owner’s good faith estimate of how many days Operator’s services will be required post-Termination Date, up to the ninety (90) days specified herein. Subject to any limitations set forth herein, Operator’s Operating Expenses, as set forth in the then-current Approved Operating Budget or as otherwise reasonably incurred and agreed by the Parties in connection with the transition, shall be paid by Owner.

11.6 Survival of Certain Provisions. The obligations of the Parties in Articles XI, XII, XIII, XVI and XVIII and Sections 21.9, 21.10 and, 21.11 shall survive the termination or expiration of this Agreement.

ARTICLE XII.

INDEMNIFICATION

12.1 Loss or Damage to the Facility. Operator shall be responsible for any physical loss or damage to the Facility resulting from Operator’s gross negligence, breach of this Agreement or willful misconduct in the course of the performance of its obligations under this Agreement, in an amount not to exceed for any such loss or damage incurred during a given Year the greater of (i) the applicable deductible under Owner’s physical damage insurance policies that covers such loss or damage or (ii) the fees paid to Operator under Article IX for such Year plus a withholding of any fees remaining to be paid for such Year.

12.2 Operator Indemnity. OPERATOR SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OWNER GROUP FROM AND AGAINST ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES, AND LITIGATION OR ARBITRATION EXPENSES) ARISING OUT OF OR RESULTING FROM OR RELATED TO (I) INJURY TO OR DEATH OF ANY MEMBER OF THE OPERATOR GROUP OR (II) DAMAGE TO OR DESTRUCTION OF PROPERTY OF ANY MEMBER OF THE OPERATOR GROUP OCCURRING IN CONNECTION WITH THE SERVICES, REGARDLESS OF THE CAUSE OF SUCH INJURY, DEATH, PHYSICAL DAMAGE OR DESTRUCTION, INCLUDING THE SOLE OR JOINT NEGLIGENCE, BREACH OF CONTRACT OR OTHER BASIS OF LIABILITY OF ANY MEMBER OF THE OWNER GROUP.

Operator shall indemnify, defend, and hold harmless the Owner Group against any and all Losses of whatever kind and nature, including all related costs and expenses incurred in connection therewith, in respect of personal injury to or death of third parties and in respect of loss of or damage to any third party property to the extent that the same arises out of:

(a)	any breach by Operator of its obligations hereunder;

(b)	any negligent act or omission on the part of Operator; and

(c)	any gross negligence or willful misconduct of Operator.

Any indemnification payable by Operator to Owner hereunder shall be net of any insurance proceeds received by Owner under Owner’s insurance policies with respect to the circumstances giving rise to Operator’s indemnification of Owner hereunder.

12.3 Owner Indemnity. OWNER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OPERATOR GROUP FROM AND AGAINST ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES, AND LITIGATION OR ARBITRATION EXPENSES) ARISING OUT OF OR RESULTING FROM OR RELATED TO (I) INJURY TO OR DEATH OF ANY MEMBER OF THE OWNER GROUP OR (II) DAMAGE TO OR DESTRUCTION OF PROPERTY OF OWNER GROUP (EXCLUDING THE FACILITY) OCCURRING IN CONNECTION WITH THE SERVICES, REGARDLESS OF THE CAUSE OF SUCH INJURY, DEATH, PHYSICAL DAMAGE OR DESTRUCTION, INCLUDING THE SOLE OR JOINT NEGLIGENCE, BREACH OF CONTRACT OR OTHER BASIS OF LIABILITY OF ANY MEMBER OF THE OPERATOR GROUP.

Owner shall indemnify, defend, and hold harmless Operator against any and all claims for Losses of whatever kind and nature, including all related costs and expenses incurred in connection therewith, in respect of personal injury to or death of third parties and in respect of loss of or damage to any third party property to the extent that the same arises out of:

(a)	any breach by Owner of its obligations hereunder;

(b)	any negligent act or omission on the part of Owner; and

(c)	any gross negligence or willful misconduct of Owner.

Any indemnification payable by Owner to Operator hereunder shall be net of any insurance proceeds received by Operator under Operator’s or Owner’s insurance policies with respect to the circumstances giving rise to Owner’s indemnification of Operator hereunder.

12.4 Other Indemnity Rules. If any Losses arise, directly or indirectly, in whole or in part, out of the joint or concurrent negligence of the Parties, each Party’s liability therefor shall be limited to such Party’s proportionate degree of fault. Payments required to be paid by Operator to Owner under this Article XII or due to breach of this Agreement shall not constitute an Operating Expense or otherwise be reimbursable to Operator from Owner.

ARTICLE XIII.

LIMITATION OF LIABILITY

13.1 Limitation of Liability. The aggregate amount of damages, compensation, or other such liabilities (other than with respect to the indemnity provided in the first paragraph of Section 12.3) payable by Owner under this Agreement for any damages, compensation or liabilities incurred in any Year shall be limited to, and shall in no event exceed, an amount equal to the fees payable to Operator under Article IX plus reimbursable Operating Expenses for that Year; provided however, the foregoing limitation on damages, compensation or liabilities shall not apply to an intentional breach of this Agreement by Owner.

The aggregate amount of damages, compensation, or other such liabilities (other than (i) with respect to the losses or damages described in Section 12.1, to the extent such losses or damages exceed the limitation set forth in clause (ii) of Section 12.1 but only to extent of the limitation set forth in clause (i) of Section 12.1, and (ii) the indemnity provided in the first paragraph of Section 12.2) payable by Operator under this Agreement for any damages, compensation or liabilities incurred in any Year shall be limited to, and shall in no event exceed, the fees payable to Operator under Article IX in such Year; provided however, the foregoing limitation on damages, compensation or liabilities shall not apply to gross negligence, willful misconduct or an intentional breach of this Agreement by Operator.

13.2 CONSEQUENTIAL DAMAGES. NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT OR UNDER ANY CAUSE OF ACTION RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT INCLUDING NEGLIGENCE, STRICT LIABILITY, PROFESSIONAL LIABILITY, PRODUCT LIABILITY, CONTRIBUTION, OR ANY OTHER CAUSE OF ACTION FOR SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING LOSS OF PROFIT, LOSS OF USE, LOSS OF OPPORTUNITY, LOSS OF REVENUES, OR LOSS OF GOOD WILL; PROVIDED THAT THE FOREGOING SHALL NOT APPLY TO INDEMNITIES EXPRESSLY PROVIDED IN THIS AGREEMENT.

ARTICLE XIV.

INSURANCE

14.1 Owner’s Insurance. Owner shall obtain, or cause to be obtained, and maintain such insurance for (i) physical loss or damage to the Facility and (ii) general liability insurance relating to the Facility as described in Schedule 2 to the extent that such insurance is available to Owner on commercially reasonable terms and conditions. Operator and lenders shall be named as an additional insured on each policy of insurance required herein. Promptly after having obtained such policy or policies, Owner shall provide Operator with copies of such policies. The insurance maintained by Owner shall contain a clause to the effect that the insurers have agreed to waive all rights of subrogation against Operator and its Subcontractors other than with respect to gross negligence or willful misconduct of Operator, to the extent separate policies are procured by Owner and Operator, or its Subcontractors. Owner shall provide notice to Operator within ten (10) days of it receiving any notice of cancelation, non-renewal or any material reduction in coverage or limits with respect to any policy required to be in place pursuant to Schedule 2. All policies obtained by Owner relating to the Facility (other than policies covering third party liability) shall be primary to any insurance taken out by Operator covering the same risks to the extent separate policies are procured by Owner and Operator. All policies obtained by Operator relating to the Facility and covering third party liability shall be non-contributory and primary to any insurance taken out by Owner covering the same risks to the extent separate policies are procured by Owner and Operator.

14.2 Operator’s Insurance. To the extent that such insurance is available to Operator on commercially reasonable terms and conditions, Operator shall obtain, or cause to be obtained, and maintain with insurers reasonably acceptable to Owner the insurance described in Schedule 2. Operator shall use commercially reasonable efforts to ensure that each Subcontractor obtains and maintains insurance which is customarily provided by Persons providing similar services as such Subcontractor.

14.3 Other Requirements and Insurance Certificates. Operator shall provide notice to Owner within ten (10) days of its receipt of a notice of cancellation, non-renewal or any material reduction in coverage or limits. The insurance maintained by Operator shall also provide that Operator’s insurers’ waive all rights of subrogation against Owner and its Affiliates and representatives and that Owner and its representatives and Affiliates are named as additional insureds under such policies (except workers’ compensation/employer’s liability insurance) to the extent separate policies are procured by Owner and Operator. Operator shall, promptly after having obtained any such policy or policies, provide Owner with a certificate of insurance and shall notify Owner in writing of any changes therein from time to time or, prior to so doing, of the cancellation of any such policy or policies.

14.4 Budget. The cost of obtaining and maintaining the insurance policies required by Sections 14.1 and 14.2 are Operating Expenses and shall be included in the Budget for each Operating Year.

14.5 Disclosure of Claims. Each Party shall promptly furnish the other Party with all information reasonably available to it relating to the operation and maintenance of the Facility as is necessary to enable the first Party to comply with its disclosure obligations under the insurance which it has taken out, the terms of which have been disclosed to the other Party in writing. Each Party shall promptly notify the other Party of any claim with respect to any of the insurance policies referred to in Sections 14.1 and 14.2, accompanied by full details of the incident giving rise to such claim. Each Party shall afford to the other Party all such assistance as may reasonably be required for the preparation and negotiation of insurance claims, save where such claim is against the Party required to give assistance.

ARTICLE XV.

ASSIGNMENT

Operator shall not assign or otherwise transfer all or any of its rights under this Agreement without the prior written consent of Owner which consent will not be unreasonably withheld solely in the case of an assignment to an Affiliate of Operator; provided that no such consent is required for assignment or grant of a security interest to any Person for purposes of any financing arrangement. Operator shall not assign or otherwise transfer all or any of its rights under this Agreement without obtaining any Government Approval which may be required for such assignment or transfer under Applicable Law. Any assignment not expressly permitted hereunder shall be null and void and have no force or effect. Owner may assign its rights and delegate its duties under this Agreement at any time provided that it shall provide written notice of such assignment to Operator. Upon the giving of such notice, Owner shall have no liability under this Agreement for any obligations to be performed after the date of the assignment.

ARTICLE XVI.

CONFIDENTIALITY

16.1 Confidential Information. Subject to Section 16.2, Operator shall keep confidential all matters relating to Owner, the Project, the Services, the Facility, the Project Contracts, and this Agreement, and will not disclose to any Person any information, data, experience, know-how, documents, manuals, policies or procedures, computer software, secrets, dealings, transactions, or affairs of or relating to Owner, the Project, the Services, the Facility, the Project Contracts, or this Agreement (the “Confidential Information”).

16.2 Permitted Disclosure. The restrictions on disclosure of Confidential Information by Operator shall not apply to the following:

(a) any matter which is already generally available and in the public domain other than through unauthorized disclosure by Operator or is otherwise known to Operator from a source that is not in violation of a confidentiality obligation to Owner;

(b) to the extent that the information was independently developed by Operator without the use or benefit of Confidential Information;

(c) any disclosure which may reasonably be required for the performance of Operator’s obligations under this Agreement; or

(d) any disclosure which may be required for the compliance by Operator with Applicable Laws or for the purposes of legal proceedings, if Operator has notified Owner prior to any such disclosure.

16.3 Additional Undertakings of Operator. Operator further undertakes:

(a) to limit access to Confidential Information to O&M Employees, Operator’s officers, directors, attorneys, agents, employees, or other representatives who reasonably require the Confidential Information to ensure the satisfactory performance of the Services;

(b) to inform each of its Subcontractors’ officers, directors, attorneys, agents, employees and other representatives to whom Confidential Information is disclosed of the restrictions on disclosure of such information as set forth herein and to use reasonable efforts to ensure that all such Persons comply with such instructions; and

(c) upon receipt of a written request from Owner and, in any event, upon completion of the Services or earlier termination of this Agreement to return to Owner all documents, papers, computer programs, software or records containing Confidential Information, if so requested by Owner.

16.4 Public Announcements. Operator shall not, and Operator shall use reasonable efforts to ensure that its Subcontractors and their respective officers, directors, attorneys, agents, employees and other representatives shall not, issue or make any public announcement or statement regarding the Facility, this Agreement or Operator’s engagement hereunder unless, prior thereto, Owner has been furnished with a copy thereof and has approved the same, which approval will not be unreasonably withheld. Operator further warrants and undertakes that it shall refer all media inquiries with respect to this Agreement or the matters covered by this Agreement to Owner or Owner’s Representative.

ARTICLE XVII.

EMERGENCIES

17.1 Emergencies. Notwithstanding anything to the contrary herein, in the case of an Emergency, Operator shall act in accordance with Applicable Law, the FERC Authorization and Pipeline Standards as Operator deems necessary to prevent damage, injury or loss or to counteract or otherwise mitigate the effects of such Emergency.

17.2 Notice; Further Action. In the event of an Emergency, Operator shall notify Owner’s Representative of the Emergency immediately following the occurrence thereof, which Notice shall include detail with respect to any action being taken by Operator in response thereto and any expenditures incurred, or expected to be incurred, by Operator in connection with such Emergency. Operator shall take all reasonable steps to minimize the cost to Owner of its actions, having regard to the circumstances and the need to act promptly. Following such notification, at the request of Owner’s Representative, the Parties shall discuss without delay the further actions, which should be taken as a result of the Emergency and the estimated expenditure, associated therewith. Operator shall also comply with the FERC and PHMSA notification procedures set forth in any instructions from the FERC or PHMSA. Any communication with the news media or local officials made by Operator shall provide information consistent with Owner’s emergency response policy and procedures.

17.3 Owner’s Notice. If Owner believes that an Emergency has arisen in relation to the Facility, Owner may give Notice to Operator specifying the nature of the Emergency which it has identified and the manner in which it requests such Emergency to be rectified. Operator shall rectify such Emergency with all due diligence. If Operator fails to comply with such Notice promptly, Owner or its designees shall have the right to take such actions as may be necessary to remedy such breach by Operator and rectify the Emergency.

ARTICLE XVIII.

DISPUTE RESOLUTION

18.1 Negotiation. In the event that any Dispute cannot be resolved informally within thirty (30) days after the Dispute arises, either Party may give written notice of the Dispute (a “Dispute Notice”) to the other Parties requesting that a representative of Owner’s senior management and Operator’s senior management meet in an attempt to resolve the Dispute. Each such management representative shall meet at a mutually agreeable time and place within thirty (30) days after receipt by the non-notifying Party of such Dispute Notice, and thereafter as often as they deem reasonably necessary to exchange relevant information and to attempt to resolve the Dispute. In no event shall this Section 18.1 be construed to limit any Party’s right to take any action under this Agreement. The Parties agree that if any Dispute is not resolved within ninety (90) days after receipt of the Dispute Notice given in this Section 18.1 then any Party may by notice to the other Parties refer the Dispute to be decided by final and binding arbitration in accordance with Section 18.2.

18.2 Arbitration. Any arbitration held under this Agreement shall be held in Houston, Texas, unless otherwise agreed by the Parties, shall be administered by the Dallas, Texas office of the American Arbitration Association (“AAA”) and shall, except as otherwise modified by this Section 18.2, be governed by the AAA’s International Arbitration Rules (the “AAA Rules”). Owner and Operator shall be the only Parties that participate in any arbitration under this Agreement. The number of arbitrators required for the arbitration hearing shall be determined in accordance with the AAA Rules. The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive law of the state of Texas, excluding its conflict of law principles, as would a court for the state of Texas. Owner shall be entitled to engage in reasonable discovery, including the right to production of relevant and material documents by the opposing Party and the right to take depositions reasonably limited in number, time and place; provided that in no event shall any Party be entitled to refuse to produce relevant and non-privileged documents or copies thereof requested by the other Party within the time limit set and to the extent required by order of the arbitrator(s). All disputes regarding discovery shall be promptly resolved by the arbitrator(s). This agreement to arbitrate is binding upon the Parties and the successors and permitted assigns of either of them. At either Party’s option, any other Person may be joined as an additional party to any arbitration conducted under this Section 18.2, provided that the party to be joined is or may be liable to any Party in connection with all or any part of any Dispute between the Parties. The arbitration award shall be final and binding, in writing, signed by all arbitrators, and shall state the reasons upon which the award thereof is based. The Parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

18.3 Continuation of Work During Dispute. Notwithstanding any Dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of Disputes.

ARTICLE XIX.

NOTICES

19.1 Notice. Any notice, consent, approval or other communication under this Agreement (each a “Notice”) shall be in writing and shall be personally delivered, sent by prepaid mail or by a courier or transmitted by facsimile or electronic mail (“email”) to a Party as follows (or to such other address, facsimile number or email address as the Party may substitute by Notice in accordance with this Section 19.1 after the date of this Agreement):

To Owner:

Cheniere Corpus Christi Pipeline, L.P.

700 Milam Street, Suite 800

Houston, Texas 77002

Email: Chad.Zamarin@cheniere.com

To Operator:

Cheniere LNG O&M Services, LLC

700 Milam Street, Suite 800

Houston, Texas 77002

Email: Keith.Teague@cheniere.com

19.2 Effective Time of Notice. A Notice given to a Party in accordance with this Article XIX shall be deemed to have been given and received:

(a) if personally delivered to a Person’s address, on the day of delivery;

(b) if sent by courier or prepaid mail, on the day of delivery; and

(c) if transmitted by facsimile to a Person’s facsimile number, and a correct and complete transmission report is received by the sender, on the day of transmission.

ARTICLE XX.

REPRESENTATIONS AND WARRANTIES

20.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as to itself, that, as of the date hereof:

(a) it is duly organized and validly existing under the laws of its jurisdiction of its organization and has all requisite partnership or limited liability power and authority to own its property and assets and conduct its business as presently conducted or proposed to be conducted under this Agreement;

(b) it has the partnership or limited liability company power and authority, as the case may be, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder;

(c) it has taken all necessary action to authorize its execution, delivery and performance of this Agreement, and this Agreement constitutes the valid, legal and binding obligation of such Party enforceable against it in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors or by general equitable principles (whether considered in a proceeding in equity or at law);

(d) no Government Approval is required for (i) the valid execution and delivery of this Agreement or (ii) the performance by such Party of its obligations under this Agreement, except such as (A) have been duly obtained or made or (B) can reasonably be expected to be obtained or made when needed;

(e) none of the execution or delivery of this Agreement, the performance by such Party of its obligations in connection with the transactions contemplated hereby, or the fulfillment of the terms and conditions hereof shall: (i) conflict with or violate any provision of its organizational documents, (ii) conflict with, violate or result in a breach of, any Applicable Law currently in effect, or (iii) conflict with, violate or result in a breach of, or constitute a default under or result in the imposition or creation of, any security under any agreement or instrument to which it is a Party or by which it or any of its properties or assets are bound;

(f) no meeting has been convened for its dissolution or winding-up, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding or threatened for its dissolution or winding-up; and

(g) it is not a party to any legal, administrative, arbitral or other proceeding, investigation or controversy pending, or, to the best knowledge of such Party, threatened, that would materially adversely affect such Party’s ability to perform its obligations under this Agreement.

20.2 Additional Representations and Warranties by Operator. Operator further represents and warrants to Owner that it or one of its Affiliates has or will hire O&M Employees who are fully qualified or able to be qualified to operate and maintain the Facility in accordance with the terms hereof.

ARTICLE XXI.

MISCELLANEOUS

21.1 Severability. The invalidity or unenforceability, in whole or in part, of any of the sections or provisions of this Agreement shall not affect the validity or enforceability of the remainder of such sections or provisions. If any material provision of this Agreement is held invalid or unenforceable, the Parties shall promptly renegotiate in good faith new provisions to replace such invalid or unenforceable provision so as to restore this Agreement as nearly as possible to its original intent and effect.

21.2 Entire Agreement. This Agreement, including any schedules hereto, contains the complete agreement between Owner and Operator with respect to the matters contained herein and supersedes all other agreements, whether written or oral, with respect to the subject matter hereof.

21.3 Amendment. No modification, amendment, or other change to this Agreement will be binding on any Party unless executed in writing by the Parties.

21.4 Additional Documents and Actions. Each Party agrees to execute and deliver to the other Party such additional documents and to take such additional actions and provide such cooperation as may be reasonably requested by the other Party to consummate the transactions contemplated by, and to affect the intent of, this Agreement.

21.5 Schedules. The schedules to this Agreement form part of this Agreement and will be of full force and effect as though they were expressly set out in the body of this Agreement. In the event of any conflict between the other terms, conditions, and provisions of this Agreement and the schedules, the other terms conditions, and provisions of this Agreement shall prevail.

21.6 Interest for Late Payment. Any amount due to a Party pursuant to this Agreement and remaining unpaid after the date when payment was due shall bear interest from the date such payment was due until paid at a rate equal to the Base Rate in effect from time to time.

21.7 Services Only Contract. This Agreement provides that Operator shall provide Services to Owner and shall otherwise perform in accordance with the terms and conditions hereof. Operator shall never assert, nor be deemed to have acquired, title to Natural Gas from the Facility.

21.8 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

21.9 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Texas.

21.10 Third Party Beneficiary. This Agreement is for the sole and exclusive benefit of the Parties hereto and shall not create a contractual relationship with, or cause of action in favor of, any third party; provided that Operator agrees, at the request of Owner, to execute a customary “consent to assignment” in favor of Owner’s lenders with respect to this Agreement.

21.11 No Partnership. Nothing in this Agreement shall be construed to create a partnership, joint venture or any other relationship of a similar nature between the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Owner:

CHENIERE CORPUS CHRISTI PIPELINE, L.P.
By:	Corpus Christi Pipeline GP, LLC, its general partner

By:	/s/ Michael J. Wortley
Michael J. Wortley Chief Financial Officer

Operator:

By:	CHENIERE LNG O&M SERVICES, LLC

By:	/s/ Lisa Cohen
Lisa Cohen Treasurer

[Signature Page to CCP O&M Agreement]

SCHEDULE 1

DESCRIPTION OF SERVICES

1.	Preparing and maintaining staffing plans for the operation and maintenance of the Facility and hiring, training and supervising the O&M Employees.

2.	Developing and implementing maintenance policies, procedures, systems and plans for major equipment and all other components of the Facility.

3.	Identifying and arranging for the procurement or provision of any equipment, materials, supplies, utilities, furnishings, Subcontracts and similar goods and services necessary or advisable for the construction, commissioning, operation and maintenance of the Facility.

4.	Overseeing the performance of EPC Contractors under the EPC Contracts, administering those agreements in cooperation with Owner, assisting the EPC Contractors as necessary and appropriate, participating with the EPC Contractors in factory acceptance tests, commissioning and performance testing, and advising Owner on how to manage its rights and obligations pursuant to those agreements.

5.	Assisting Owner in the establishment and modification of other Project Contracts necessary and advisable to support the operation and maintenance of the Facility, administrating them in cooperation with Manager, and advising Owner on how to manage its rights and obligations pursuant to those agreements.

6.	Preparing and maintaining the Standing Procedures.

7.	Designing and implementing adequate management systems for safety, security, regulatory, quality, health, and environmental affairs to comply with Applicable Laws, Government Approvals (including the FERC Authorization), Pipeline Standards and the policies, standards, and guidelines of Owner.

8.	Developing, implementing and enhancing over time, in cooperation with the EPC Contractor and Manager, the information technology systems necessary to support the operation and maintenance of the Facility.

9.	Recommending modifications, capital repairs, replacements and improvements to the Facility and components thereof and, at Owner’s request, causing the same to be implemented.

SCHEDULE 2

DESCRIPTION OF INSURANCE COVERAGE

Insurance To Be Maintained by Owner

Owner shall procure or cause another Person to procure and maintain in full force and effect at all times on and after the Effective Date (unless otherwise specified below) and continuing throughout the term of this Agreement (unless otherwise specified below) insurance policies with insurance companies authorized to do business in the State of Texas (if required by law or regulation) with (i) a Best Insurance Reports rating of “A-” or better and a financial size category of “VII” or higher, (ii) a Standard & Poor’s financial strength rating of “BBB+” or higher, or (iii) other companies acceptable to the Agent, with limits and coverage provisions in no event less than the limits and coverage provisions set forth below.

(1)	General Liability Insurance: Liability insurance on an occurrence basis against claims filed anywhere in the world and occurring anywhere in the world, except for countries under U.S. sanction, embargo or other restrictions, for Owner’s liability arising out of claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for, products-completed operations, blanket contractual, broad form property damage, personal injury insurance and independent contractors, with a limit not less than $10,000,000, increasing to not less than $100,000,000 on or before giving the Notice To Proceed under the EPC Contract, minimum limit per occurrence for combined bodily injury and property damage provided that policy aggregates, if any, shall apply separately to claims occurring with respect to the Facility. A maximum deductible or self- insured retention of $250,000 per occurrence shall be allowed.

(2)	Automobile Liability Insurance: Automobile liability insurance for Owner’s liability arising out of claims for bodily injury and property damage covering all owned (if any), leased, non-owned and hired vehicles of Owner, including loading and unloading, with a $10,000,000 (increased to $25,000,000 on giving the Notice To Proceed under the EPC Contract) minimum limit per accident for combined bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable. A maximum deductible or self-insured retention of $250,000 per occurrence shall be allowed.

(3)	Marine General Liability Insurance: On or before giving the Notice To Proceed under the EPC Contract, marine general liability insurance against claims for bodily injury, property damage, marine contractual liability, tankerman’s liability, pollution liability, removal of wreck and/or debris, collision liability and tower’s liability with the sistership clause un-amended arising out of any vessel or barge owned, rented or chartered by Owner, EPC Contractor, subcontractors or Operator with a $100,000,000 limit per occurrence provided that policy aggregates, if any, shall apply separately to claims occurring with respect to the Facility. A maximum deductible or self-insured retention of $250,000 per occurrence shall be allowed.

(4)	Marine Terminal Operators Liability Insurance: No later than 3 months prior to the arrival of the first LNG Vessel, marine terminal operators liability insurance covering claims arising out of operations including products and completed operations hazard and independent contractors for sums which Owner shall become obligated to pay by reason of bodily injury or property damage as a result of loss, damage, injury or expense (including expenses for removal of the spill of a pollutant) and including loss of use, to any vessel and its equipment, cargo, freight or other interests onboard, the property of others, including the cost of or expense for the removal of wreck or debris of such property, while docking, undocking, or while in EPC Contractor’s, Owner’s or Operator’s custody or possession at the Site or while proceeding to or from the Site or caused directly or indirectly by the freeing or breaking away from such premises. The limit for such insurance shall be set a level that is reasonably acceptable to Owner and the Agent and sufficient to cover the maximum probable loss to LNG owned by others and stored at the Site, LNG Vessel and its contents, but in no case less than $150,000,000. A maximum deductible or self-insured retention of $250,000 per occurrence shall be allowed.

(5)	Operational Property Damage Insurance: To the extent not covered by Builder’s Risk insurance under the EPC Contract, property damage insurance on an “all risk” basis (x) insuring Owner as the first named insured and (y) solely for the benefit of Owner and its subsidiaries, including coverage against damage or loss caused by earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption), flood, windstorm, boiler and machinery accidents, strike, riot, civil commotion, sabotage and terrorism, with a minimum limit for terrorism of $25,000,000. Any coverage required in this Section (5) may be satisfied by any combination of property, inland marine, ocean cargo or air cargo policies.

(a)	Property Insured: The property damage insurance shall provide coverage for (i) the buildings, structures, boilers, machinery, equipment, facilities, fixtures, supplies, and other properties constituting a part of the Facility, (ii) the cost of recreating plans, drawings or any other documents or computer system records, (iii) electronic equipment, (iv) foundations and other property below the surface of the ground and (v) LNG which is owned by Owner or for which Owner is contractually required to insure.

(b)	Additional Coverages: The property damage policy shall insure (i) when needed, insured property prior to its being moved to or from the Site and while located away from the Site, including ocean marine and air transit coverage (if applicable) with limits sufficient to insure the full replacement value of the property or equipment, (ii) if not included in the definition of loss, attorney’s fees, engineering and other consulting costs, and permit fees directly incurred in order to repair or replace damaged insured property in a minimum amount of $1,000,000, (iii) the cost of preventive measures to reduce or prevent a loss (sue & labor) in an amount not less than $5,000,000, (iv) increased cost of construction and loss to undamaged property as the result of enforcement of building laws or ordinances with sub-limits not less than 10% of the “Full Insurable Value”, (v) debris removal with sub-limits not less than $10,000,000 or 25% of the loss, whichever is greater and (vi) expediting expenses (defined as extraordinary expenses incurred after an insured loss to make temporary repairs and expedite the permanent repair of the damaged property in excess of the business interruption even if such expense does not reduce the business interruption loss) in an amount not less than $10,000,000.

(c)	Special Clauses: The property damage policy shall include (i) a 90 hour clause for flood, windstorm and earthquakes, (ii) an unintentional errors and omissions clause, (iii) a requirement that the insurer pay losses within 30 days after receipt of an acceptable proof of loss or partial proof of loss and (iv) any other insurance clause making this insurance primary over any other insurance.

(d)	Sum Insured: The property damage policy shall (i) value losses at their repair or replacement cost, without deduction for physical depreciation or obsolescence, including custom duties, taxes and fees, (ii) insure the Facility in an amount not less than the “Full Insurable Value” (for purposes of this Schedule 2, “Full Insurable Value” shall mean the full replacement value of the Facility based on maximum probable loss studies, including any improvements, equipment, spare parts and supplies, without deduction for physical depreciation and/or obsolescence and (iii) insure flood and windstorm coverage with a sub- limit to be agreed upon between Owner and Operator.

(e)	Deductibles: The property damage policy may have deductibles of not greater than $1,000,000 per occurrence, except for the flood and windstorm coverage which may have a deductible (i) prior to the Substantial Completion of the second Train, not greater than 3% of the values at risk, subject to a maximum of $10,000,000 and (ii) on and after Substantial Completion of the second Train, not greater than 5% of the values at risk.

Insurance to be Maintained By Operator

Operator will procure or cause to be procured and maintain in full force and effect at all times on or after the Effective Date (unless otherwise specified herein) and continuing throughout the term of this Agreement (unless otherwise specified herein), insurance policies with insurance company(ies) authorized to do business in the State of Texas (if required by law or by regulation) with a (i) a Best Insurance Rating of “A-” or better and a financial strength rating of “VII” or higher, or (ii) a Standard & Poor’s financial strength rating of “BBB+” or higher, or (iii) other companies acceptable to Owner, with limits and coverage provisions set forth below:

(1)	Workers Compensation and Employers Liability Insurance: Operator shall comply with all applicable law with respect to workers’ compensation requirements and other similar requirements where the Services are performed. Such coverage shall include coverage for all states and other applicable jurisdictions, voluntary compensation coverage, alternate employer endorsement and occupational disease. If the Services are to be performed on or near navigable waters, the policy(ies) shall include coverage for United States Longshoremen’s and Harbor Workers Act, and, if applicable, coverage for the

Death on the High Seas Act, the Jones Act, the Outer Continental Shelf Lands Act and any other applicable law regarding maritime law. A maritime employer’s liability policy may be used to satisfy applicable parts of this requirement with respect to Services performed on navigable waters. If Operator is not required by applicable law to carry Workers’ Compensation insurance, then Operator shall provide the types and amounts that are mutually agreed between Operator and Owner.

Limits to be provided:

Workers’ Compensation: Statutory

Employer’s Liability: US $1,000,000 each accident, US $1,000,000 disease each employee, US $1,000,000 disease policy limit.

(2)	Commercial General Liability: Operator shall provide or cause to be provided Commercial General Liability insurance on an occurrence basis covering against claims occurring anywhere in the world, except for countries under U.S. sanction, embargo or other restriction, for Operator’s liability for bodily injury (including bodily injury and death), property damage (including loss of use) and personal injury. Such insurance shall provide coverage for products and completed operations, blanket contractual, broad form property damage and independent contractors.

Limits to be provided:

US $1,000,000 combined single limit in any one occurrence; US $1,000,000 general aggregate;

US $ 1,000,000 products and/or completed operations aggregate.

This coverage will be subject to a maximum deductible of US $250,000 in any one occurrence.

(3)	Automobile Liability: Operator shall provide or cause to be provided Commercial Automobile Liability covering Operator’s liability arising out of claims for bodily injury and property damage for all owned and non-owned, leased or hired vehicles of Operator, including loading and unloading thereof and appropriate no-fault provisions wherever applicable.

Limit to be provided:

US $ 1,000,000 combined single limit for Bodily Injury and Property Damage.

This coverage will be subject to a maximum deductible of US $25,000 in any one accident or occurrence.

(4)	Umbrella or Excess Liability: On or prior to the initial Substantial Completion Date, Operator shall provide Umbrella or Excess Liability insurance on a “following form” basis. Coverage shall be excess of limits provided by Operator for Commercial General Liability and Automobile Liability insurance. The aggregate limit shall apply separately to each annual policy period.

Limits to be provided:

$100,000,000 combined single limit each occurrence; and $100,000,000 aggregate limit

(5)	Fidelity: On the Effective Date, Fidelity insurance providing coverage for employee dishonesty including theft, computer funds transfer fraud, alteration and forgery insuring loss of money, securities or other property resulting from any fraudulent or dishonest act committed by Operator’s or any of its Affiliates’ employees, whether acting alone or in collusion with others in an amount not less than $10,000,000 and a deductible not greater than $25,000 each loss.

Such insurance shall also include (a) a discovery period not less than 12 months, (b) loss by unidentified employees, (c) temporary employees, (d) automatic cover for all employees and officers and (e) auditor charges with a limit not less than $20,000.